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                                                                  Exhibit (a)(7)

                                NEW AAP LIMITED
                             7575 EAST FULTON ROAD
                              ADA, MICHIGAN 49355

                                                               November 18, 1999

To Holders of Common Stock of Amway Asia Pacific Ltd.:

     We are pleased to submit for your consideration an offer by New AAP Limited, a Bermuda corporation (the "Company") and an entity controlled, directly or indirectly, by the DeVos and Van Andel families and certain corporations, trusts, foundations and other entities established by or for the benefit of such families (the "Principal Shareholders"), to purchase (the "Offer") all the outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), of Amway Asia Pacific Ltd., a Bermuda corporation ("AAP"), that are beneficially owned by the shareholders of AAP. The Company has been informed by the Principal Shareholders that they will not tender their shares of Common Stock ("Non-Tendered Shares") in response to the Offer. The purchase price for each share of Common Stock will be $18.00 in cash (the "Purchase Price"). There will be deducted from the Purchase Price paid to each holder any U.S. backup or other applicable withholding taxes which may be required to be withheld. The Offer is for all shares of AAP or any lesser number of shares tendered and not withdrawn.

     The Offer is explained in detail in the enclosed Offer to Purchase and Letter of Transmittal. If you wish to tender your shares, the instructions for tendering are set forth in the enclosed materials. I encourage you to read these materials carefully before making any decision with respect to the Offer.

     THE BOARD OF DIRECTORS OF AAP (WITH MESSRS. RICHARD M. DEVOS, JR., DOUGLAS
L. DEVOS AND STEPHEN A. VAN ANDEL NOT PARTICIPATING) RECOMMENDS THAT THE HOLDERS OF SHARES OF COMMON STOCK, OTHER THAN THE NON-TENDERED SHARES, ACCEPT THE OFFER AND TENDER THEIR SHARES IN RESPONSE TO THE OFFER.

     EACH HOLDER MUST MAKE ITS OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     Please note that the Offer will expire at 12:00 midnight, New York City time, on December 17, 1999, unless it is extended. Should you have questions regarding this Offer, please call the Information Agent or the Dealer Managers at their respective telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          New AAP Limited

                                          By: /s/ Stephan A. Van Andel
                                            Name: Stephen A. Van Andel